Exhibit (g)(ii)

FMI COMMON STOCK FUND, INC.
AMENDMENT TO THE CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 16th day of December, 2011 to the Custody Agreement dated as of December 17, 2003, as amended March 23, 2006, December 21, 2007 and December 31, 2010 (the "Agreement"), is entered into by and between FMI Common Stock Fund, Inc., a Wisconsin corporation (the "Corp") and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Corp and the Custodian desire to amend the fees of the Agreement;

WHEREAS, Article XIV Section 14.4 allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit C of the Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

FMI COMMON STOCK FUND, INC.U.S. BANK, N.A.

By:         /s/ John S. Brandser                                           By:    /s/ Michael R. McVoy

Name:    John S. Brandser                                                 Name: Michael R. McVoy

Title:      Vice President                                             Title: Vice President

Amended Exhibit C to the
FMI Common Stock Fund, Inc.
Custody Agreement

Name of Series                                                                                                Date Added
FMI Common Stock                                                                                          12/15/81

DOMESTIC CUSTODY SERVICES ANNUAL FEE SCHEDULE FMI Common Stock Fund--Effective 01/01/12

Annual fee based upon market value of Fund Complex:
◆ [   ]% ([   ] basis points) on first $[  ] Billion
◆ [   ]%  ([  ] basis points) on balance
Minimum annual fee $[  ] per Fund.
Plus portfolio transaction fees.

◆    CCO Support    $[  ] per year

The Following Funds are covered under this Fee Schedule:
◆FMI Focus Fund
◆FMI Common Stock Fund
◆FMI Large Cap Fund
◆FMI Provident Trust Strategy Fund
◆FMI International Fund

Portfolio Transaction Fees

Portfolio Transaction Fees
$  [  ] /U.S. Bank repurchase agreement transaction
$  [  ] /book entry DTC transaction/Federal Reserve transaction/principal paydown
$  [  ] /short sale
$  [  ] /option/future contract written, exercised or expired
$  [  ] /mutual fund trade/Fed wire/margin variation Fed wire
$  [  ] / per portfolio transaction processes through our New York custodian definitive security (physical)
$  [  ] /disbursement (waived if U.S. Bancorp is Administrator)
$  [  ] /segregated account per year

▪ A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
▪ No charge for the initial conversion free receipt.
▪ Overdrafts – charged to the account at prime interest rate plus [  ].

Out-Of-Pocket Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, and extraordinary expenses based upon complexity.

Fees are billed monthly.

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